Exhibit 99.1

Alteryx Announces Fourth Quarter and Full Year 2017 Financial Results

Fourth Quarter Revenue Increased 55% Year-over-Year to $38.6 million

Full Year 2017 Revenue Increased 53% Year-over-Year to $131.6 million

IRVINE, Calif. – February 21, 2018 – Alteryx, Inc. (NYSE: AYX), a provider of a leading end-to-end analytics platform for the enterprise, today announced financial results for its fourth quarter and full year ended December 31, 2017.

“The fourth quarter was a very strong end to a terrific 2017. During the fourth quarter, revenue increased 55% year-over-year and dollar-based net revenue retention rates were again above 130% for the fifth consecutive quarter,” said Dean Stoecker, CEO of Alteryx, Inc.

Stoecker continued, “Demand for our complete end-to-end analytics platform for the enterprise increased, driven by our land and expand strategy. We added a meaningful number of net new customers and continue to have a very strong dollar-based net revenue retention rate. More and more of our customers are embracing our expanded platform and partnering with us to create an analytics culture that is core to their organization. As we look to 2018, we are focused on delivering innovation to strengthen our platform, investing in sales and marketing initiatives globally to capture our large market opportunity, and building out our world class teams. We believe we are building an enduring business that can deliver strong revenue growth, on our path towards long-term sustainable profitability.”

Fourth Quarter 2017 Financial Highlights

•	Revenue: Revenue for the fourth quarter was $38.6 million, an increase of 55% year-over-year.

•	Gross Profit: GAAP gross profit for the fourth quarter was $32.3 million, or a GAAP gross margin of 84%, an increase compared to GAAP gross profit of $20.7 million, or a GAAP gross margin of 83%, in the fourth quarter of 2016. Non-GAAP gross profit for the fourth quarter was $32.9 million, or a non-GAAP gross margin of 85%, an increase compared to non-GAAP gross profit of $20.7 million, or a non-GAAP gross margin of 83%, in the fourth quarter of 2016.

•	Income (Loss) from Operations: GAAP loss from operations for the fourth quarter was $(1.9) million, compared to a loss from operations of $(5.6) million for the fourth quarter of 2016. Non-GAAP income from operations for the fourth quarter was $1.0 million, an improvement compared to non-GAAP loss from operations of $(4.6) million for the fourth quarter of 2016.

•	Net Income (Loss) Attributable to Common Stockholders: GAAP net loss attributable to common stockholders for the fourth quarter was $(1.5) million, an improvement compared to a GAAP net loss attributable to common stockholders of $(8.1) million for the fourth quarter of 2016. GAAP net loss per share attributable to common stockholders for the fourth quarter was $(0.03), based on 59.4 million weighted-average basic and diluted shares outstanding, compared to a GAAP net loss per share attributable to common stockholders of $(0.25), based on 32.6 million weighted-average basic and diluted shares outstanding, for the fourth quarter of 2016.

Non-GAAP net income for the fourth quarter was $1.4 million, an improvement compared to a non-GAAP net loss of $(5.1) million for the fourth quarter of 2016. Non-GAAP net income per diluted share for the fourth quarter was $0.02, based on 62.7 million non-GAAP weighted-average diluted shares outstanding, compared to a non-GAAP net loss per share of $(0.11), based on 47.2 million non-GAAP weighted-average basic and diluted shares outstanding, for the fourth quarter of 2016.

Full Year 2017 Financial Highlights

•	Revenue: Revenue for the full year was $131.6 million, an increase of 53% year-over-year.

•	Gross Profit: GAAP gross profit for the full year was $109.8 million, or a GAAP gross margin of 83%, an increase compared to GAAP gross profit of $69.8 million, or a GAAP gross margin of 81%, for the full year 2016. Non-GAAP gross profit for the full year was $111.5 million, or a non-GAAP gross margin of 85%, an increase compared to non-GAAP gross profit of $69.9 million, or a non-GAAP gross margin of 81%, for the full year 2016.

•	Income (Loss) from Operations: GAAP loss from operations for the full year was $(18.2) million, compared to a loss from operations of $(23.0) million for the full year 2016. Non-GAAP loss from operations for the full year was $(7.2) million, an improvement compared to non-GAAP loss from operations of $(19.7) million for the full year 2016.

•	Net Income (Loss) Attributable to Common Stockholders: GAAP net loss attributable to common stockholders for the full year was $(19.5) million, an improvement compared to a GAAP net loss attributable to common stockholders of $(30.7) million for the full year 2016. GAAP net loss per share attributable to common stockholders for the full year was $(0.37), based on 53.0 million weighted-average basic and diluted shares outstanding, compared to a GAAP net loss per share attributable to common stockholders of $(0.95), based on 32.4 million weighted-average basic and diluted shares outstanding, for the full year 2016.

Non-GAAP net loss for the full year was $(6.4) million, an improvement compared to a non-GAAP net loss of $(21.0) million for the full year 2016. Non-GAAP net loss per share for the full year was $(0.11), based on 56.3 million non-GAAP weighted-average basic and diluted shares outstanding, compared to a non-GAAP net loss per share of $(0.45), based on 47.1 million non-GAAP weighted-average basic and diluted shares outstanding, for the full year 2016.

Balance Sheet and Cash Flow: As of December 31, 2017, Alteryx had cash, cash equivalents, and short- and long-term investments of $194.1 million, compared with $182.6 million as of September 30, 2017. Cash provided by operating activities for the fourth quarter of 2017 was $12.5 million compared to $3.1 million in the same period last year. For the full year 2017, cash provided by operating activities was $18.9 million, compared to $(6.0) million used in operating activities for the same period last year.

A reconciliation of GAAP to non-GAAP financial measures is provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Fourth Quarter and Recent Business Highlights

•	Ended the fourth quarter of 2017 with 3,392 customers, a 46% increase from the fourth quarter of 2016. Added 338 net new customers in the fourth quarter of 2017.

•	Achieved a dollar-based net revenue retention rate of 131% for the fourth quarter of 2017.

Financial Outlook

As of February 21, 2018, guidance for the first quarter 2018 and full year 2018 is as follows:

•	First Quarter 2018 Guidance:

•	Revenue is expected to be in the range of $39.0 million to $40.0 million.

•	Non-GAAP loss from operations is expected to be in the range of $(3.5) million to $(4.5) million.

•	Non-GAAP net loss per share is expected to be in the range of $(0.06) to $(0.07) based on approximately 60.0 million non-GAAP weighted-average basic and diluted shares outstanding.

•	Full Year 2018 Guidance:

•	Revenue is expected to be in the range of $176.0 million to $179.0 million.

•	Non-GAAP loss from operations is expected to be in the range of $(15.0) million to $(18.0) million.

•	Non-GAAP net loss per share is expected to be in the range of $(0.24) to $(0.29) based on approximately 60.9 million non-GAAP weighted-average basic and diluted shares outstanding.

The financial outlook above for non-GAAP loss from operations and non-GAAP net loss per share exclude estimates for stock-based compensation expense, acquisition related adjustments, and other non-recurring items. A reconciliation of the non-GAAP financial guidance measures to corresponding GAAP measures is not available on a forward-looking basis primarily as a result of the uncertainty regarding, and the potential variability of, stock-based compensation expense, acquisition related adjustments, and other non-recurring items. In particular, stock-based compensation expense is impacted by our future hiring and retention needs, as well as the future fair market value of our Class A common stock, all of which is not within our control, is difficult to predict, and is subject to constant change. The actual amount of these expenses during 2018 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of the non-GAAP financial guidance measures to the corresponding GAAP measures is not available without unreasonable effort.

Quarterly Conference Call

Alteryx will host a conference call today at 5:00 p.m. Eastern Time to discuss the Company’s financial results. To access this call, dial 877-407-9716 (domestic) or 201-493-6779 (international). A live webcast of this conference call will be available on the “Investors” page of the Company’s website at www.alteryx.com.

Following the conference call, a telephone replay will be available through February 28, 2018, at 844-512-2921 (domestic) or 412-317-6671 (international). The replay passcode is 13675199. An archived webcast of this conference call will also be available in the “Investors” section of the Company’s website.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per share, and non-GAAP weighted-average diluted shares outstanding. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.

We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. We exclude the following items from one or more of our non-GAAP financial measures:

Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.

Acquisition related adjustments. We exclude amortization of intangible assets, changes in fair value of contingent consideration, and related income tax adjustments, which are non-cash, related to business combinations from certain of our non-GAAP financial measures. We exclude such expenses as they are related to a business combination and have no direct correlation to the operation of our business.

Accretion of Series A redeemable convertible preferred stock. We exclude accretion relating to our Series A redeemable convertible preferred stock from non-GAAP net loss per share because this is a non-cash item that will not recur in the periods following our initial public offering.

Follow-on public offering costs. We exclude the costs relating to our follow-on public offering in September 2017 from certain of our non-GAAP financial measures because the costs do not have a direct correlation to the operation of our business.

Impairment of long-lived assets. We exclude the impairment of long-lived assets from certain of our non-GAAP financial measures, because the expenses are non-cash and do not have a direct correlation to the operation of our business.

In addition, we adjust non-GAAP weighted-average diluted shares outstanding to include the conversion of the redeemable convertible preferred stock into shares of common stock as though the conversion had occurred at the beginning of each of the respective periods. In periods of non-GAAP net income, we adjust non-GAAP weighted-average diluted shares outstanding to include the effect of dilutive shares.

Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, we exclude stock-based compensation expense and amortization of intangible assets which are recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our outlook for the first quarter 2018 and full year 2018, our market opportunity, our ability to execute the Company’s long-term growth strategy, and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to: our limited operating history under our current business model; our ability to manage our growth effectively; the rate of growth in the market for analytics products and services; our ability to attract new customers and expand sales to existing customers; our ability to develop and release product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; intense and increasing competition in our market; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; our ability to expand our sales force and the effectiveness of our sales force; our ability to establish and maintain successful relationships with our channel partners; risks associated with our international operations; litigation, and related costs; security breaches; and other general market, political, economic, and business conditions.

Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended September 30, 2017, which is available on the Investor Relations page of our website at www.alteryx.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2017. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.

About Alteryx, Inc.

Revolutionizing business though data science and analytics, Alteryx offers an end-to-end analytics platform which empowers data analysts and scientists alike to break data barriers, deliver insights, and experience the thrill of getting to the answer faster. Organizations all over the world rely on Alteryx daily to deliver actionable insights. For more information visit www.alteryx.com.

Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.

Contact

Investor Relations

Staci Mortenson, 844-842-1912

ICR

ir@alteryx.com

Alteryx, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue	$38,588	$24,962	$131,607	$85,790
Cost of revenue	6,258	4,299	21,803	16,026

Gross profit	32,330	20,663	109,804	69,764
Operating expenses:
Research and development	8,399	5,062	29,342	17,481
Sales and marketing	17,689	15,055	66,420	57,585
General and administrative	8,126	6,097	32,241	17,720

Total operating expenses	34,214	26,214	128,003	92,786

Loss from operations	(1,884)	(5,551)	(18,199)	(23,022)
Other income (expense), net	72	(466)	(205)	(1,028)

Loss before provision for (benefit of) income taxes	(1,812)	(6,017)	(18,404)	(24,050)
Provision for (benefit of) income taxes	(273)	60	(905)	208

Net loss	$(1,539)	$(6,077)	$(17,499)	$(24,258)

Less: Accretion of Series A redeemable convertible preferred stock	—	(1,976)	(1,983)	(6,442)

Net loss attributable to common stockholders	$(1,539)	$(8,053)	$(19,482)	$(30,700)

Net loss per share attributable to common stockholders, basic and diluted	$(0.03)	$(0.25)	$(0.37)	$(0.95)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	59,363	32,590	53,006	32,440

Other comprehensive income (loss), net of tax:
Change in net unrealized holding gains (losses) on investments, net of tax	(116)	(3)	(217)	72
Foreign currency translation adjustments, net of tax	20	—	(128)	—

Other comprehensive income (loss), net of tax	(96)	(3)	(345)	72

Total comprehensive loss	$(1,635)	$(6,080)	$(17,844)	$(24,186)

Alteryx, Inc.

Stock-Based Compensation Expense

(in thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Cost of revenue	$117	$34	$485	$106
Research and development	478	95	1,635	338
Sales and marketing	660	339	2,302	1,281
General and administrative	1,177	482	4,519	1,559

Total	$2,432	$950	$8,941	$3,284

Alteryx, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$119,716	$31,306
Short-term investments	54,386	21,394
Accounts receivable, net	49,797	35,367
Deferred commissions	11,213	7,358
Prepaid expenses and other current assets	7,227	5,013

Total current assets	242,339	100,438
Property and equipment, net	7,492	6,212
Long-term investments	19,964	—
Goodwill	8,750	—
Intangible assets, net	7,995	—
Other assets	4,876	4,765

Total assets	$291,416	$111,415

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$522	$1,780
Accrued payroll and payroll related liabilities	11,835	7,760
Accrued expenses and other current liabilities	8,270	4,987
Deferred revenue	110,213	71,050

Total current liabilities	130,840	85,577
Deferred revenue	3,545	3,084
Other liabilities	3,527	1,182

Total liabilities	137,912	89,843

Commitments and contingencies
Redeemable convertible preferred stock	—	99,182
Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	5	3
Additional paid-in capital	257,399	8,443
Accumulated deficit	(103,546)	(86,047)
Accumulated other comprehensive loss	(354)	(9)

Total stockholders’ equity (deficit)	153,504	(77,610)

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$291,416	$111,415

Alteryx, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Cash flows from operating activities:
Net loss	$(1,539)	$(6,077)	$(17,499)	$(24,258)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,287	495	3,957	1,677
Stock-based compensation	2,432	950	8,886	3,284
Provision for doubtful accounts and sales reserve, net of recoveries	50	468	820	432
Deferred income taxes	(287)	(27)	(1,425)	(27)
Impairment of long-lived assets	—	—	1,050	—
Change in fair value of contingent consideration	—	—	190	—
Loss on disposal of assets	143	10	175	66
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	(19,217)	(10,906)	(15,325)	(14,248)
Deferred commissions	(4,490)	(1,831)	(3,663)	(1,582)
Prepaid expenses and other current assets and other assets	(1,279)	(3,105)	(3,508)	(4,314)
Accounts payable	(3,203)	(512)	(1,483)	2,134
Accrued payroll and payroll related liabilities	5,714	3,534	4,047	1,177
Accrued expenses and other current liabilities	974	1,363	2,444	1,122
Deferred revenue	31,764	19,410	39,835	27,840
Other liabilities	154	(677)	442	666

Net cash provided by (used in) operating activities	12,503	3,095	18,943	(6,031)

Cash flows from investing activities:
Purchases of property and equipment	(1,366)	(853)	(3,669)	(4,307)
Cash paid in business acquisitions, net of cash acquired	—	—	(9,097)	—
Purchases of investments	(3,966)	(14)	(91,517)	(5,720)
Maturities of investments	16,094	9,380	37,862	20,762
Change in restricted cash	—	1,000	—	1,000

Net cash provided by (used in) investing activities	10,762	9,513	(66,421)	11,735

Cash flows from financing activities:
Payments of Series C issuance costs	—	—	—	(350)
Proceeds from initial public offering, net of underwriting commissions and discounts	—	—	134,757	—
Payment of initial public offering costs	(529)	(880)	(2,396)	(948)
Repurchase of common stock, net of costs paid	—	—	—	(256)
Principal payments on capital lease obligations	(81)	(109)	(328)	(274)
Repayment of loans to stockholders	—	2,237	—	2,237
Proceeds from exercise of stock options	1,780	143	4,342	413
Excess tax benefit from stock-based compensation	162	1	162	1
Minimum tax withholding paid on behalf of employees for restricted stock units	(674)	—	(674)	—

Net cash provided by financing activities	658	1,392	135,863	823

Effect of exchange rate changes on cash	17	—	25	—
Net increase in cash and cash equivalents	23,940	14,000	88,410	6,527
Cash and cash equivalents—beginning of period	95,776	17,306	31,306	24,779

Cash and cash equivalents—end of period	$119,716	$31,306	$119,716	$31,306

Supplemental disclosure of noncash investing and financing activities:
Property and equipment recorded in accounts payable	$—	$38	$—	$38

Consideration for business acquisition initially included in accrued expenses and other current liabilities and other liabilities	$—	$—	$1,660	$—

Consideration for business acquisition from issuance of common stock	$—	$—	$5,285	$—

Contingent consideration settled through issuance of common stock	$—	$—	$375	$—

Accretion of Series A redeemable convertible preferred stock	$—	$1,976	$1,983	$6,422

Deferred initial public offering costs recorded in accounts payable and accrued expenses	$—	$123	$—	$452

Property and equipment funded by capital lease borrowing	$—	$—	$—	$987

Conversion of redeemable convertible preferred stock to common shares	$—	$—	$101,165	$—

Alteryx, Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures

(in thousands, except percentages and per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Reconciliation of non-GAAP gross profit:
GAAP gross profit	$32,330	$20,663	$109,804	$69,764
GAAP gross margin	84%	83%	83%	81%
Add back:
Stock-based compensation expense	117	34	485	106
Amortization of intangible assets	456	—	1,213	—

Non-GAAP gross profit	$32,903	$20,697	$111,502	$69,870

Non-GAAP gross margin	85%	83%	85%	81%
Reconciliation of non-GAAP income (loss) from operations:
GAAP loss from operations	$(1,884)	$(5,551)	$(18,199)	$(23,022)
GAAP operating margin	-5%	-22%	-14%	-27%
Add back:
Stock-based compensation expense	2,432	950	8,941	3,284
Amortization of intangible assets	461	—	1,225	—
Contingent consideration expense	—	—	190	—
Follow-on public offering costs	—	—	676	—

Non-GAAP income (loss) from operations	$1,009	$(4,601)	$(7,167)	$(19,738)

Non-GAAP operating margin	3%	-18%	-5%	-23%
Reconciliation of non-GAAP net income (loss):
GAAP net loss attributable to common stockholders	$(1,539)	$(8,053)	$(19,482)	$(30,700)
Add back:
Stock-based compensation expense	2,432	950	8,941	3,284
Amortization of intangible assets	461	—	1,225	—
Accretion of Series A redeemable convertible preferred stock	—	1,976	1,983	6,442
Contingent consideration expense	—	—	190	—
Follow-on public offering costs	—	—	676	—
Impairment of long-lived assets	—	—	1,050	—
Income tax adjustments	—	—	(998)	—

Non-GAAP net income (loss)	$1,354	$(5,127)	$(6,415)	$(20,974)

Non-GAAP diluted income (loss) per share:
Non-GAAP net income (loss)	$1,354	$(5,127)	$(6,415)	$(20,974)
Non-GAAP weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	62,744	47,237	56,296	47,087
Non-GAAP net income (loss) per share, diluted	$0.02	$(0.11)	$(0.11)	$(0.45)

Reconciliation of non-GAAP diluted net income (loss) per share
GAAP net loss per share attributable to common stockholders, diluted	$(0.03)	$(0.25)	$(0.37)	$(0.95)
Add back:
Non-GAAP adjustments to net loss per share	0.05	0.14	0.26	0.50

Non-GAAP net income (loss) per share, diluted	$0.02	$(0.11)	$(0.11)	$(0.45)

Reconciliation of non-GAAP diluted weighted-average shares outstanding
GAAP weighted-average shares used to compute net loss per share attributable to common stockholders, diluted	59,363	32,590	53,006	32,440
Add back:
Conversion of redeemable convertible preferred stock into common stock	—	14,647	3,290	14,647
Effect of potentially dilutive shares	3,381	—	—	—

Non-GAAP weighted-average shares used to compute non-GAAP net income (loss) per share, diluted	62,744	47,237	56,296	47,087